                                                                                    Exhibit 99.1

                                                                                 NEWS RELEASE

Contact: Ms. Bobbi J. Roberts Vice President, Investor Relations 804.967.7879 Ms. Meagan L. Green Investor Relations Analyst 804.935.5281 InvestorRelations@saxonmtg.com

For Immediate Release

Saxon Capital, Inc. Announces Second Quarter 2006 Dividend and Payment Information

GLEN ALLEN, VA. (June 22, 2006) - Saxon Capital, Inc. (“Saxon” or the “Company”) (NYSE: SAX), a residential mortgage lending and servicing real estate investment trust (REIT), today announced that its Board of Directors has declared a quarterly cash dividend of $0.50 per share for the quarter ended June 30, 2006, payable on July 13, 2006 to shareholders of record at the close of business on July 3, 2006.

From time to time, special dividends may be distributed in order to remain in compliance with REIT requirements. For 2006, the Company expects to estimate its taxable income and declare any such dividend in the last month of each quarter. This schedule is subject to change, and specific record and payable dates will be announced each time dividends are declared by the Board of Directors.

Certain shareholders may be required to report a portion of Saxon’s dividend to taxing authorities as “Excess Inclusion Income.” Below are some potential tax consequences to certain shareholders as a result of the characterization of a portion of our dividends as excess inclusion income. The Company strongly urges you to consult your tax advisor regarding the tax consequences of your ownership of shares of the Company’s common stock.

•	Tax-exempt shareholders will be subject to unrelated business taxable income (commonly referred to as UBTI) with respect to such excess inclusion income;
•	Non-U.S. shareholders will be subject to the 30 percent U.S. federal withholding tax on this income without reduction under any otherwise applicable income tax treaty; and
•	U.S. shareholders, including taxpaying entities, will not be able to offset such excess inclusion income with net operating losses or otherwise allowable deductions.

Tax Disclaimer
The information contained above should not be construed as tax advice and is not a substitute for careful tax planning. You should consult your own tax advisor regarding the specific federal, state, local, foreign and other tax consequences to you regarding your ownership of shares of the Company's common stock.

About Saxon
Saxon is a residential mortgage lender and servicer that manages a portfolio of mortgage assets. Saxon purchases, securitizes, and services real property secured mortgages and elects to be treated as a real estate investment trust (REIT) for federal tax purposes. The Company is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s mortgage loan production subsidiary, Saxon Mortgage, Inc., originates and purchases loans through indirect and direct lending channels using a network of brokers, correspondents, and its retail lending centers. As of March 31, 2006, Saxon’s servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $26.8 billion. For more information, visit www.saxonmortgage.com.

Information Regarding Forward Looking Statements
Statements in this news release other than statements of historical fact, are “forward-looking statements” that are based on current expectations and assumptions. These expectations and assumptions are subject to risks and uncertainty, which could affect Saxon’s future plans. Saxon’s actual results and the timing and occurrence of expected events could differ materially from its plans and expectations due to a number of factors, such as (i) changes in overall economic conditions and interest rates, (ii) Saxon’s ability to successfully implement its growth strategy, (iii) Saxon’s ability to sustain loan origination growth at levels sufficient to absorb costs of production and operational costs, (iv) continued availability of credit facilities and access to the securitization markets or other funding sources, (v) deterioration in the credit quality of Saxon’s loan portfolio, (vi) lack of access to the capital markets for additional funding, (vii) challenges in successfully expanding Saxon’s servicing platform and technological capabilities, (viii) Saxon’s ability to remain in compliance with federal tax requirements applicable to REITs, (ix) Saxon’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (x) changes in federal income tax laws and regulations applicable to REITs, (xi) unfavorable changes in capital market conditions, (xii) future litigation developments, (xiii) competitive conditions applicable to Saxon’s industry, and (xiv) changes in the applicable legal and regulatory environment. You should also be aware that all information in this news release is as of June 22, 2006. Saxon undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.